Exhibit 99.1

Pitney Bowes Announces Full Year 2014 and Fourth Quarter Financial Results

STAMFORD, Conn.--(BUSINESS WIRE)--February 2, 2015--Pitney Bowes Inc. (NYSE:PBI), a global technology company that provides products and solutions that power commerce, today reported financial results for the full year 2014 and the fourth quarter.

Full-Year 2014:

  Revenue of $3.8 billion, growth of 1 percent on a constant currency and reported basis
  Adjusted EPS of $1.90
  GAAP EPS from continuing operations of $1.47; GAAP EPS of $1.64
  SG&A expenses of $1.4 billion, a reduction of $42 million
  Free cash flow of $571 million; GAAP cash from operations of $656 million
  Repurchased $50 million of stock and paid down $100 million of debt

Fourth Quarter 2014:

  Revenue of $984 million, a decline of 1 percent on a constant currency basis and a decline of 3 percent on a reported basis
  Adjusted EPS of $0.51
  GAAP EPS from continuing operations of $0.29; GAAP EPS of $0.31
  SG&A expenses of $347 million, a reduction of $15 million
  Free cash flow of $154 million; GAAP cash from operations of $258 million
  Board of Directors approved a share repurchase authorization of $100 million

“We are very pleased with our full-year financial results and our fourth quarter performance,” said Marc Lautenbach, President and CEO, Pitney Bowes. “For the first time in several years, we grew revenue for the full year while at the same time we met our objectives for adjusted earnings per share and free cash flow. While we are still early in our transformation, the strategy we began implementing two years ago is working and our vision to deliver innovative physical and digital products and solutions is resonating with our clients around the world. We will continue to focus on reducing costs, while at the same time invest in the areas that will optimize our business and grow revenue. Going forward, we expect to realize the benefits of these initiatives throughout 2015 and over the next several years.”

FULL YEAR 2014 RESULTS

For the full year, revenue totaled $3.8 billion, an increase of 1 percent on both a reported and constant currency basis when compared to the prior year. As part of its previously announced go-to-market strategy, earlier in the year the Company exited a non-core product line in Norway and transitioned from a direct sales model to a dealer sales network in six smaller European markets for the International Mailing and Production Mail segments. When revenue in the current and prior year is adjusted for the impact of these divested revenues, for comparative purposes revenue would have grown 1 percent on a reported basis and by 2 percent on a constant currency basis.

Adjusted earnings per diluted share from continuing operations for the full year were $1.90. Generally Accepted Accounting Principles (GAAP) earnings per diluted share from continuing operations were $1.47, which includes a restructuring charge of $0.29 per share associated with the previously announced cost reduction plans; extinguishment of debt costs of $0.19 per share; and income of $0.05 per share related to the Company’s divestiture of an investment. GAAP earnings per diluted share for the full year were $1.64, which includes income of $0.17 per share from discontinued operations.

FOURTH QUARTER 2014 RESULTS

Significant changes in currency in the fourth quarter, relative to the rest of the year, adversely affected revenue for many of the Company’s businesses. Revenue totaled $984 million, a decline of 3 percent on a reported basis and a decline of less than 1 percent on a constant currency basis versus the prior year. For comparative purposes, when revenue in the current and prior year is adjusted for the impacts of currency and the divested revenues in Europe earlier in the year, revenue would have grown 1 percent.

Revenue in the fourth quarter reflects strong results in Digital Commerce Solutions, which again had growth in all elements of the segment. Revenue benefited from 12 percent growth on a reported basis and 13 percent growth on a constant currency basis in the Digital Commerce Solutions segment.

Revenue in the Enterprise Business Solutions group declined 4 percent on a reported basis and 2 percent on a constant currency basis. This resulted from continued strong growth in Presort Services that was offset by a decline in revenue for the Production Mail business.

In the Small and Medium Business (SMB) Solutions group, revenue declined 7 percent on a reported basis and 5 percent on a constant currency basis. When revenue is adjusted for the impacts of currency and the divested revenues in Europe that are included in the prior year, for comparative purposes revenue would have declined 3 percent for SMB Solutions, reflecting renewed stabilization.

Adjusted earnings per diluted share from continuing operations for the fourth quarter were $0.51. Earnings per diluted share from continuing operations on a GAAP basis were $0.29, which includes a restructuring charge of $0.22 per share associated with an expansion of previously announced cost reduction plans. GAAP earnings per diluted share for the fourth quarter were $0.31, which includes income of $0.02 per share from discontinued operations.

The Company’s results for the quarter and the year are summarized in the table below:

	Fourth Quarter		Full Year
	2014	2013	2014	2013
Adjusted EPS from continuing operations	$0.51	$0.51	$1.90	$1.81
Restructuring charges and asset impairments	($0.22)	($0.11)	($0.29)	($0.29)
Extinguishment of debt	-	($0.02)	($0.19)	($0.10)
Investment divestiture	-	-	$0.05	-
GAAP EPS from continuing operations	$0.29	$0.37	$1.47	$1.42
Discontinued operations – income (loss)	$0.02	$0.07	$0.17	($0.71)
GAAP EPS	$0.31	$0.44	$1.64	$0.70
* The sum of the earnings per share may not equal the totals above due to rounding

FREE CASH FLOW RESULTS

Free cash flow during the quarter was $154 million and $571 million for the year. On a GAAP basis, the Company generated $258 million in cash from operations for the quarter and $656 million for the year.

The Company used cash to pay $38 million in dividends to its common shareholders in the quarter and paid $152 million in dividends for the year. The Company used its cash during the year primarily to invest in the business, pay dividends, reduce debt, make restructuring payments and repurchase its common stock.

BUSINESS SEGMENT REPORTING

The Company’s business segment reporting reflects the clients served in each market and the way it manages these segments for growth and profitability. The reporting segment groups are: the SMB Solutions group; the Enterprise Business Solutions group; and the Digital Commerce Solutions segment.

The SMB Solutions group offers mailing equipment, financing, services and supplies for small and medium businesses to efficiently create mail and evidence postage. This group includes the North America Mailing and International Mailing segments. North America Mailing includes the operations of U.S. and Canada Mailing. International Mailing includes all other SMB operations around the world.

The Enterprise Business Solutions group provides mailing equipment and services for large enterprise clients to process mail, including sortation services to qualify large mail volumes for postal worksharing discounts. This group includes the global Production Mail and Presort Services segments.

The Digital Commerce Solutions segment leverages digital and mobile channels that make the Company’s clients’ customer-facing functions more effective. This segment includes software, ecommerce, shipping and marketing services.

Consolidated

(millions, except percentages)	Fourth Quarter
	2014	2013	Y/Y Reported	Y/Y Ex Currency	Y/Y Ex Currency and Divested Revenues*
Revenue	$984	$1,011	(3%)	(1%)	1%

SMB Solutions Group

(millions, except percentages)	Fourth Quarter
Revenue	2014	2013	Y/Y Reported	Y/Y Ex Currency	Y/Y Ex Currency and Divested Revenues*
North America Mailing	$376	$393	(4%)	(4%)	(4%)
International Mailing	134	158	(15%)	(9%)	(2%)
SMB Solutions Total	$510	$551	(7%)	(5%)	(3%)

EBIT
North America Mailing	$166	$176	(6%)
International Mailing	21	18	16%
SMB Solutions Total	$187	$195	(4%)
* Excluding the impacts of currency and the divested revenues in Europe related to the exit of a non-core product line in Norway and transition to a dealer sales network in six smaller European markets.

North America Mailing

The Company has continued to focus on driving productivity improvements in its expanded inside sales organization. As a result, revenue declined less than 4 percent on a constant currency basis, representing a lesser rate than in the second and third quarters. The direct sales organization delivered higher productivity, which resulted in an increased average order value. Recurring revenue streams also continued to stabilize due to a further moderation in the decline of financing and rentals revenue. EBIT margin declined versus the prior year due to the mix of business and fewer lease extensions than the prior year.

International Mailing

Revenue declined 15 percent on a reported basis and 9 percent on a constant currency basis. Revenue declined just 2 percent when the impacts of the divested revenues in Europe earlier in the year are also excluded from the prior year. These results were in-line with recent trends and the Company’s efforts to stabilize overall mail-related revenue. The Company was able to achieve these results despite the uncertain macro-economic environment, particularly in Europe. Also, excluding the impact of the divested revenues in Europe and currency, supplies revenue continued to grow, which was offset by a moderate decline in equipment sales. EBIT margin improved versus the prior year due to the benefits from the changes in go-to-market, including the actions taken in the third quarter, as well as other cost reduction initiatives.

Enterprise Business Solutions Group

(millions, except percentages)	Fourth Quarter
Revenue	2014	2013	Y/Y Reported	Y/Y Ex Currency
Production Mail	$132	$151	(13%)	(10%)
Presort Services	117	108	9%	9%
Enterprise Business Total	$249	$259	(4%)	(2%)

EBIT
Production Mail	$20	$21	(5%)
Presort Services	30	18	65%
Enterprise Business Total	$50	$39	28%

Production Mail

Revenue comparisons for the quarter were impacted by fewer large, multi-unit inserting and production print installations than in the prior year. EBIT margin improved versus the prior year due to a favorable mix of inserting equipment sales, improved margin on service revenue and on-going cost reduction initiatives.

Presort Services

Revenue benefited from the improved qualification of mail for presort discounts as a result of operational enhancements, the volume of First Class mail processed and the effective implementation of the postal rate and rule changes at the beginning of 2014. EBIT margin improved versus the prior year due to the revenue growth and on-going operational productivity.

Digital Commerce Solutions

(millions, except percentages)	Fourth Quarter
	2014	2013	Y/Y Reported	Y/Y Ex Currency
Revenue	$225	$201	12%	13%

EBIT	$32	$27	18%

The segment continued to experience revenue growth in each of its four product categories: ecommerce, software, shipping and marketing services.

Ecommerce growth was driven by strong increases in the number of packages shipped and benefited from the initial ramp-up of the Company’s UK outbound cross-border services. The strengthening U.S. dollar had a dampening effect on the rate of increase in the number of purchases from the U.S. over the course of the quarter.

Software revenue growth was led by a significant increase in licensing revenue, particularly enterprise location intelligence software, reflecting on-going investments in product and channel specialization. Revenue growth in the areas of shipping solutions and marketing services resulted from new client acquisitions for their respective product offerings.

EBIT margin improved 80 basis points versus the prior year, which reflects the benefit of earnings leverage from revenue growth, net of the impact of continued investments in technology and infrastructure.

2015 GUIDANCE

This guidance discusses future results, which are inherently subject to unforeseen risks and developments. As such, discussions about the business outlook should be read in the context of an uncertain future, as well as the risk factors identified in the safe harbor language at the end of this release and as more fully outlined in the Company's 2013 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission.

This guidance excludes any unusual items that may occur or additional portfolio or restructuring actions, not specifically identified, as the Company implements plans to further streamline its operations and reduce costs. This guidance also assumes that the global economy and foreign exchange markets in 2015 will not change significantly from current levels. Should recent volatility in foreign exchange markets continue, however, it could have a material effect on our reported results as compared to the guidance we are providing.

The Company expects in 2015:

  Revenue growth, excluding the impacts of currency, to be driven by double-digit growth in Digital Commerce Solutions, flat to modest growth in Enterprise Business Solutions and a low single-digit decline in SMB Solutions.
  The actions taken in 2014 to exit a non-core product line in Norway and transition to a dealer sales network in six smaller European markets are expected to adversely impact total revenue comparisons for 2015 by about $30 million, or by about 1 percent.
  Incremental investment of $0.07 to $0.09 per share related to the implementation of a new ERP system and $0.08 to $0.09 per share related to expanded marketing programs, including the new brand. These expenses are expected to be higher in the first half of the year versus the second half of the year.
  On-going reductions in SG&A costs as a result of the expected benefits from the 2013 and 2014 restructuring and go-to-market programs. These benefits are expected to substantially offset the incremental expenses associated with the new ERP system and the expanded marketing programs.
  A tax rate in the range of 31 to 34 percent.
  Free cash flow in 2015 to be slightly lower than 2014 primarily due to the further stabilization of finance receivables and incremental capital investment related to the new ERP system.

Based on the above assumptions, the Company’s 2015 guidance is as follows:

  Revenue, on a constant currency basis, is expected to be in the range of flat to 3 percent growth when compared to 2014. However, if current currency exchange rates are in place all year, reported revenue would be lower than constant currency revenue by more than 3 percentage points.
  Earnings per diluted share from continuing operations to be in the range of $1.85 to $2.00, which includes the incremental investment of $0.15 to $0.18 per share related to the implementation of a new ERP system and expanded marketing programs, including the new brand. This guidance is on a GAAP basis and does not anticipate any potential adjustments to earnings.
  Free cash flow to be in the range of $475 million to $550 million.

Conference Call and Webcast

Management of Pitney Bowes will discuss the Company’s results in a broadcast over the Internet today at 8:00 a.m. EST. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the Company’s web site at www.pitneybowes.com

About Pitney Bowes

Pitney Bowes (NYSE: PBI) is a global technology company offering innovative products and solutions that enable commerce in the areas of customer information management, location intelligence, customer engagement, shipping and mailing, and global ecommerce. More than 1.5 million clients in approximately 100 countries around the world rely on products, solutions and services from Pitney Bowes. For additional information, visit Pitney Bowes at www.pitneybowes.com.

The Company's financial results are reported in accordance with generally accepted accounting principles (GAAP). The Company uses measures such as adjusted earnings per share, adjusted income from continuing operations and free cash flow to exclude the impact of special items like restructuring charges, tax adjustments, and goodwill and asset write-downs, because, while these are actual Company expenses, they can mask underlying trends associated with its business. Such items are often inconsistent in amount and frequency and as such, the adjustments allow an investor greater insight into the current underlying operating trends of the business.

The use of free cash flow provides investors insight into the amount of cash that management could have available for other discretionary uses. It adjusts GAAP cash from operations for capital expenditures, as well as special items like cash used for restructuring charges, unusual tax settlements or payments and contributions to its pension funds. Management uses segment EBIT to measure profitability and performance at the segment level. EBIT is determined by deducting from revenue the related costs and expenses attributable to the segment. Segment EBIT excludes interest, taxes, general corporate expenses not allocated to a particular business segment, restructuring charges and goodwill and asset impairments, which are recognized on a consolidated basis. In addition, revenue growth is presented on a constant currency basis to exclude the impact of changes in foreign currency exchange rates since the prior period under comparison. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the period.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information may also be found at the Company's web site www.pb.com/investorrelations.

This document contains “forward-looking statements” about the Company’s expected or potential future business and financial performance. Forward-looking statements include, but are not limited to, statements about its future revenue and earnings guidance and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: mail volumes; the uncertain economic environment; timely development, market acceptance and regulatory approvals, if needed, of new products; fluctuations in customer demand; changes in postal regulations; interrupted use of key information systems; management of outsourcing arrangements; the implementation of a new enterprise resource planning system; changes in business portfolio; foreign currency exchange rates; changes in our credit ratings; management of credit risk; changes in interest rates; the financial health of national posts; and other factors beyond its control as more fully outlined in the Company's 2013 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three months and twelve months ended December 31, 2014 and 2013, and consolidated balance sheets at December 31, 2014 and 2013 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except share and per share data)
	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Revenue:
Equipment sales	$212,339	$248,558	$770,371	$867,593
Supplies	71,691	72,545	300,040	285,730
Software	116,852	113,006	429,743	398,664
Rentals	119,560	128,057	484,629	512,493
Financing	107,330	111,167	432,859	448,906
Support services	154,372	164,257	625,135	646,657
Business services	201,769	173,231	778,727	631,292

Total revenue	983,913	1,010,821	3,821,504	3,791,335

Costs and expenses:
Cost of equipment sales	103,388	127,013	365,724	422,580
Cost of supplies	23,546	22,829	93,675	89,365
Cost of software	30,337	30,560	123,760	110,653
Cost of rentals	23,065	24,389	97,338	100,335
Financing interest expense	18,829	20,281	78,562	77,719
Cost of support services	88,800	99,747	377,003	400,038
Cost of business services	138,257	126,962	544,729	449,932
Selling, general and administrative	346,903	362,220	1,378,400	1,420,096
Research and development	29,030	29,061	109,931	110,412
Restructuring charges & asset impairments	61,894	30,404	84,560	84,344
Other interest expense	24,290	25,146	95,291	114,740
Interest income	(1,106)	(965)	(4,403)	(5,472)
Other expense, net	-	7,518	45,738	32,639

Total costs and expenses	887,233	905,165	3,390,308	3,407,381

Income from continuing operations before income taxes	96,680	105,656	431,196	383,954

Provision for income taxes	33,134	25,922	112,815	77,967

Income from continuing operations	63,546	79,734	318,381	305,987

Income (loss) from discontinued operations, net of tax	3,576	14,948	33,749	(144,777)

Net income before attribution of noncontrolling interests	67,122	94,682	352,130	161,210

Less: Preferred stock dividends of subsidiaries attributable
to noncontrolling interests	4,594	4,593	18,375	18,375

Net income - Pitney Bowes Inc.	$62,528	$90,089	$333,755	$142,835

Amounts attributable to common stockholders:
Income from continuing operations	$58,952	$75,141	$300,006	$287,612
Income (loss) from discontinued operations	3,576	14,948	33,749	(144,777)

Net income - Pitney Bowes Inc.	$62,528	$90,089	$333,755	$142,835

Basic earnings per share attributable to common stockholders (1):
Continuing operations	0.29	0.37	1.49	1.43
Discontinued operations	0.02	0.07	0.17	(0.72)

Net income - Pitney Bowes Inc.	$0.31	$0.45	$1.65	$0.71

Diluted earnings per share attributable to common stockholders (1):
Continuing operations	0.29	0.37	1.47	1.42
Discontinued operations	0.02	0.07	0.17	(0.71)

Net income - Pitney Bowes Inc.	$0.31	$0.44	$1.64	$0.70

Weighted-average shares used in diluted EPS	203,110,509	203,581,724	203,961,446	202,956,738

(1)	The sum of the earnings per share amounts may not equal the totals above due to rounding.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited in thousands, except per share data)

Assets	December 31, 2014	December 31, 2013 (1)
Current assets:
Cash and cash equivalents	$1,079,145	$907,806
Short-term investments	32,121	31,128

Accounts receivable, gross	424,479	482,949
Allowance for doubtful accounts receivable	(10,742)	(13,149)
Accounts receivable, net	413,737	469,800

Finance receivables	1,019,412	1,127,261
Allowance for credit losses	(19,108)	(24,340)
Finance receivables, net	1,000,304	1,102,921

Inventories	84,827	103,580
Current income taxes	40,542	28,934
Other current assets and prepayments	57,173	147,067
Assets held for sale	52,271	46,976

Total current assets	2,760,120	2,838,212

Property, plant and equipment, net	285,091	245,171
Rental property and equipment, net	200,380	226,146

Finance receivables	828,723	974,972
Allowance for credit losses	(9,002)	(12,609)
Finance receivables, net	819,721	962,363

Goodwill	1,672,721	1,734,871
Intangible assets, net	82,173	120,387
Non-current income taxes	96,377	73,751
Other assets	569,110	571,807

Total assets	$6,485,693	$6,772,708

Liabilities, noncontrolling interests and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$1,558,731	$1,644,582
Current income taxes	90,167	157,340
Notes payable and current portion of long-term obligations	324,879	-
Advance billings	386,846	425,833

Total current liabilities	2,360,623	2,227,755

Deferred taxes on income	64,839	39,701
Tax uncertainties and other income tax liabilities	86,127	190,645
Long-term debt	2,927,127	3,346,295
Other non-current liabilities	673,348	466,766

Total liabilities	6,112,064	6,271,162

Noncontrolling interests (Preferred stockholders' equity in subsidiaries)	296,370	296,370

Stockholders' equity:
Cumulative preferred stock, $50 par value, 4% convertible	1	4
Cumulative preference stock, no par value, $2.12 convertible	548	591
Common stock, $1 par value	323,338	323,338
Additional paid-in-capital	178,852	196,977
Retained earnings	4,897,708	4,715,564
Accumulated other comprehensive loss	(846,156)	(574,556)
Treasury stock, at cost	(4,477,032)	(4,456,742)

Total Pitney Bowes Inc. stockholders' equity	77,259	205,176

Total liabilities, noncontrolling interests and stockholders' equity	$6,485,693	$6,772,708

(1)	Certain prior year amounts have been revised.

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
December 31, 2014
(Unaudited)

(Dollars in thousands)	Three Months Ended December 31,
			%
	2014	2013	Change
Revenue

North America Mailing	$376,420	$392,867	(4%)
International Mailing	133,621	157,917	(15%)
Small & Medium Business Solutions	510,041	550,784	(7%)

Production Mail	131,730	151,192	(13%)
Presort Services	117,351	107,515	9%
Enterprise Business Solutions	249,081	258,707	(4%)

Digital Commerce Solutions	224,791	201,330	12%

Total revenue	$983,913	$1,010,821	(3%)

EBIT (1)

North America Mailing	$165,764	$176,162	(6%)
International Mailing	21,363	18,424	16%
Small & Medium Business Solutions	187,127	194,586	(4%)

Production Mail	19,678	20,761	(5%)
Presort Services	29,995	18,127	65%
Enterprise Business Solutions	49,673	38,888	28%

Digital Commerce Solutions	31,731	26,808	18%

Total EBIT	$268,531	$260,282	3%

Unallocated amounts:
Interest, net (2)	(42,013)	(44,462)
Corporate and other expenses	(67,944)	(72,242)
Restructuring charges & asset impairments	(61,894)	(30,404)
Other expense, net	-	(7,518)

Income from continuing operations before income taxes	$96,680	$105,656

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses and restructuring charges & asset impairments.
(2)	Interest, net includes financing interest expense, other interest expense and interest income.

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
December 31, 2014
(Unaudited)

(Dollars in thousands)	Twelve Months Ended December 31,
			%
	2014	2013	Change
Revenue

North America Mailing	$1,491,927	$1,555,585	(4%)
International Mailing	572,440	602,582	(5%)
Small & Medium Business Solutions	2,064,367	2,158,167	(4%)

Production Mail	462,199	511,544	(10%)
Presort Services	456,556	430,469	6%
Enterprise Business Solutions	918,755	942,013	(2%)

Digital Commerce Solutions	838,382	691,155	21%

Total revenue	$3,821,504	$3,791,335	1%

EBIT (1)

North America Mailing	$642,521	$640,830	-
International Mailing	88,710	71,516	24%
Small & Medium Business Solutions	731,231	712,346	3%

Production Mail	47,543	55,000	(14%)
Presort Services	98,230	83,259	18%
Enterprise Business Solutions	145,773	138,259	5%

Digital Commerce Solutions	83,725	54,777	53%

Total EBIT	$960,729	$905,382	6%

Unallocated amounts:
Interest, net (2)	(169,450)	(186,987)
Corporate and other expenses	(229,785)	(217,458)
Restructuring charges & asset impairments	(84,560)	(84,344)
Other expense, net	(45,738)	(32,639)

Income from continuing operations before income taxes	$431,196	$383,954

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses and restructuring charges & asset impairments.
(2)	Interest, net includes financing interest expense, other interest expense and interest income.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

GAAP income from continuing operations
after income taxes, as reported	$58,952	$75,141	$300,006	$287,612
Restructuring charges & asset impairments	44,188	23,363	59,349	59,024
Extinguishment of debt	-	4,586	37,833	19,911
Investment divestiture	-	-	(9,774)	-
Income from continuing operations
after income taxes, as adjusted	$103,140	$103,090	$387,414	$366,547

GAAP diluted earnings per share from
continuing operations, as reported	$0.29	$0.37	$1.47	$1.42
Restructuring charges & asset impairments	0.22	0.11	0.29	0.29
Extinguishment of debt	-	0.02	0.19	0.10
Investment divestiture	-	-	(0.05)	-
Diluted earnings per share from continuing
operations, as adjusted	$0.51	$0.51	$1.90	$1.81

GAAP net cash provided by operating activities,
as reported	$258,094	$131,264	$655,526	$624,824
Capital expenditures	(59,286)	(34,120)	(180,556)	(137,512)
Restructuring payments	14,011	18,167	56,162	59,520
Net tax receipts related to investment divestiture	(59,475)	-	(5,737)	-
Tax payments related to sale of businesses	-	75,545	-	75,545
Reserve account deposits	253	(3,142)	(15,666)	(20,104)
Extinguishment of debt	-	7,518	61,657	32,639

Free cash flow, as adjusted	$153,597	$195,232	$571,386	$634,912

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

GAAP income from continuing operations
after income taxes, as reported	$58,952	$75,141	$300,006	$287,612
Restructuring charges & asset impairments	44,188	23,363	59,349	59,024
Extinguishment of debt	-	4,586	37,833	19,911
Investment divestiture	-	-	(9,774)	-
Income from continuing operations
after income taxes, as adjusted	103,140	103,090	387,414	366,547
Provision for income taxes, as adjusted	50,840	35,895	155,705	116,015
Preferred stock dividends of subsidiaries
attributable to noncontrolling interests	4,594	4,593	18,375	18,375
Income from continuing operations before income taxes, as adjusted	158,574	143,578	561,494	500,937
Interest, net	42,013	44,462	169,450	186,987
Adjusted EBIT	200,587	188,040	730,944	687,924
Depreciation and amortization	54,728	41,027	197,234	194,905
Adjusted EBITDA	$255,315	$229,067	$928,178	$882,829

CONTACT:
Pitney Bowes Inc.
Editorial
Bill Hughes, 203-351-6785
Chief Communications Officer
or
Financial
Charles F. McBride, 203-351-6349
VP, Investor Relations